UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C.   20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   November 1, 2011

CENTRAL VERMONT PUBLIC SERVICE CORPORATION
(Exact name of registrant as specified in its charter)

Vermont (State or other jurisdiction of incorporation)	1-8222 (Commission File Number)	03-0111290 (IRS Employer Identification No.)

77 Grove Street, Rutland, Vermont               05701
(Address of principal executive offices)          (Zip Code)

Registrant’s telephone number, including area code (800) 649-2877

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On November 1, 2011 the Company issued the following news release:

NEWS RELEASE
Contact: Christine Rivers (802) 747-5284 (work)      (802) 742-2415 (pager)
For Immediate Release: Nov. 1, 2011

CV seeks 4.8 percent rate increase
Central Vermont Public Service has asked the Vermont Public Service Board to authorize a 4.8 percent rate increase under the company’s alternative regulation plan.  If approved, the increase would take effect on Jan. 1, 2012.

“We have worked very hard to control operating costs, which are virtually flat overall,” CVPS President and Chief Executive Officer Larry Reilly said.  “The rate change is being drive by a variety of factors, which include new power contracts at competitive, yet slightly higher costs, and investments in our system to improve reliability for customers. Meanwhile, the rate impact was mitigated by a reduction in our allowed return on equity, which will drop from 9.45 to 9.17 percent.”

Even after this increase, the company’s rates will remain competitive with the major utilities in New England.  The bill for a residential customer who uses 500 kilowatt-hours of electricity per month will rise from $82.26 to $86.22, a difference of $3.96.  By comparison, the same customer would pay as much as $114.03 elsewhere in New England, according to the Edison Electric Institute.

Since 1999, CVPS’s rates have risen at only about half the rate of inflation, as measured by the Consumer Price Index.

CVPS is in the process of selling the company to Gaz Métro, the parent of Green Mountain Power, with which CVPS will merge next year, if the transaction receives all necessary regulatory approvals.  Through the merger process, GMP and CVPS have promised to provide $144 million in customer savings in the first 10 years after closing the sale.

SIGNATURE Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTRAL VERMONT PUBLIC SERVICE CORPORATION

By	/s/ Dale A. Rocheleau Dale A. Rocheleau Senior Vice President, General Counsel and Corporate Secretary
November 1, 2011